Exhibit 99.2
[Midway Letterhead]
March 19, 2008
Matthew V. Booty
[Address]
Dear Matt:
     This confirms our discussions as follows:
     Although your employment with Midway Games Inc. (“Midway”) will continue to be “employment at will,” if within five (5) years after the date of this letter Midway terminates your employment without cause, then you will be entitled to a severance amount equal to twelve (12) months’ salary following termination of your employment with Midway. Any such severance amount would be based upon your base annual salary upon the date of termination and would be paid to you in normal payroll intervals. In addition, provided you properly elect continuation of health insurance coverage under and pursuant to COBRA, Midway will pay the premium on your behalf for standard employee medical (including dental and vision plans in which you are enrolled) coverage, as well as continue your Exec-U-Care coverage, during the period of such severance payments or until you are re-employed elsewhere, whichever is earlier. Such severance, premium payments and coverage continuation would be in full satisfaction and release of any and all claims that you may have relating to or associated with your employment with Midway or its affiliates.
     In the event of such a termination of your employment without cause, the ability you would have to exercise your options to purchase Midway’s common stock, to the extent vested as of the termination date, would be governed by the terms of stock option plan, program and/or agreement under which such options were issued. As of the date of this letter, almost all such terms provide that you would have a period of three months after such termination date to exercise such options, with the sole exception being terms that provide for a period of one year instead. Of course, you would not be able to exercise options after they expire pursuant to the stock option plan, program and/or agreement under which they were issued.
     The foregoing supersedes in their entirety any and all severance payment terms previously offered to you by Midway or its affiliates, whether accepted by you or otherwise.

Sincerely, MIDWAY GAMES INC.
/s/ Deborah K. Fulton
Deborah K. Fulton
Senior Vice President, Secretary and General Counsel

AGREED AND ACCEPTED March 19, 2008:

/s/ Matthew V. Booty
Matthew V. Booty